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Exhibit 4.10

EMPLOYMENT AGREEMENT

        MEMORANDUM OF AGREEMENT made as of the 22nd day of October 1996.

BETWEEN
CELESTICA, INC. (hereinafter called the "Corporation"),

- and -
LISA COLNETT (hereinafter called the "Executive").

        WHEREAS the Executive is Senior Vice-President and President, Memory Division of the Corporation, and the Corporation wishes to retain the services of the Executive to provide the services hereinafter described and the Executive wishes to provide the Executive's services to the Corporation as hereinafter set forth;

        NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the parties agree as follows:

1.     Term

        The Corporation shall employ the Executive for an initial term of not less than 36 months from the effective date of this agreement, unless such employment shall be terminated earlier as hereinafter provided. After such initial term, the employment of such Executive shall continue indefinitely until terminated in accordance with law or this agreement.

2.     Duties

        The Executive shall serve the Corporation and any subsidiaries of the Corporation in such capacity or capacities and shall perform such duties and exercise such powers pertaining to the management and operation of the Corporation and any subsidiaries and associates of the Corporation (as terms are defined in the Business Corporations Act (Ontario)) as may be determined from time to time by the President & Chief Executive Officer of the Corporation consistent with the office of the Executive. It is acknowledged and agreed that the duties and responsibilities of the Executive may be adjusted from time to time by the President & Chief Executive Officer of the Corporation as the President & Chief Executive Officer may determine to be appropriate in light of growth and other changes in the business and affairs of the Corporation and its subsidiaries and associates (but not in such a manner as would constitute constructive dismissal of the Executive). Without limitation of the foregoing, the Executive shall occupy the office of Senior Vice-President and President, Memory Division of the Corporation and shall:

  (a)
  devote all of the Executive's time and attention and the Executive's best efforts during normal business hours to the business and affairs of the Corporation;

  (b)
  perform those duties that may reasonably be assigned to the Executive diligently and faithfully to the best of the Executive's abilities and in the best interests of the Corporation; and

  (c)
  use the Executive's best efforts to promote the interests and goodwill of the Corporation.

3.     Reporting Procedures

        The Executive shall report to the person holding the office of the President & Chief Executive Officer of the Corporation. The Executive shall report fully to the President & Chief Executive Officer of the Corporation on the Executive's scope of responsibility and advise to the best of the Executive's ability and in accordance with reasonable business standards on business matters that may arise within such scope of responsibility from time to time during the term of this Agreement.

4.     Remuneration

  (a)
  The annual base salary payable to the Executive for the Executive's services hereunder for the term of this Agreement shall be Cdn.$250,000, exclusive of bonuses, benefits and other compensation. The annual base salary payable to the Executive pursuant to the provisions of this Section 4 shall be payable in equal bi-monthly installments in arrears in accordance with existing practice, or in such other manner as may be mutually agreed upon, less, in any case, any deductions or withholdings required by law.

  (b)
  The Corporation shall provide the Executive with employee benefits comparable to those provided by the Corporation from time to time to other employees of the Corporation and shall permit the Executive to participate in any bonus plan, incentive plan, share option plan, share purchase plan, retirement plan, or similar plan offered by the Corporation from time to time to its employees in the manner and to the extent authorized by the Board of Directors of the Corporation. It is acknowledged and agreed that the retirement plan in which the Executive will be able to participate will continue to be the defined benefit or defined contribution retirement plans that are generally available from time to time to regular employees of the Corporation. During the 24 months following the effective date of this agreement, the Corporation shall provide the employees of the Corporation (including the Executive for so long during that period as this agreement has not been terminated in accordance with its terms) with non-pension group benefits under the "Portfolio" program, short-term disability, and pension benefits that are substantially identical to those provided to employees of the Corporation (including the Executive) immediately prior to the effective date of this agreement.

5.     No Further Salary or Bonus Adjustments

        The President and Chief Executive Officer of the Corporation shall review the compensation arrangements relating to the Executive at least once per calendar year, including the annual base salary, any executive bonus and any incentive plan applicable to the Executive. If the President and Chief Executive Officer of the Corporation shall determine that it is advisable to do so, the President and Chief Executive Officer of the Corporation may recommend to the Board of Directors of the Corporation that such compensation arrangements be reviewed and/or adjusted. During the term of this agreement, there shall be no changes to such arrangements unless agreed to in writing by the Executive and the Corporation.

6.     Vacation

        The Executive shall be entitled to paid vacation in each fiscal year of the Corporation in accordance with the Corporation's vacation policy for employees of the Corporation (including the Executive) that is currently in effect, as it may change from time to time. The Executive's paid vacation is be taken at a time approved in advance by the President & Chief Executive Officer of the Corporation, which approval shall not be unreasonably withheld but shall take into account the staffing requirements of the Corporation and the need for the timely performance of the Executive's responsibilities. In the event that the Executive decides not to take all the vacation to which the Executive is entitled in any fiscal year, the Executive's entitlement to take any such vacation in the next following fiscal year shall be determined in accordance with the Corporation's vacation policy for employees of the Corporation (including the Executive) in effect time to time.

7.     Expenses

        The Executive shall be reimbursed for all reasonable travel and out-of-pocket expenses actually and properly incurred by the Executive from time to time in connection with carrying out the Executive's duties hereunder. For all such expenses the Executive shall furnish to the Corporation originals of all invoices, receipts or statements in respect of which the Executive seeks reimbursement, provided that no invoices, receipts or statements shall be required by the Corporation as and when required by the Corporation's normal procedures for the submission of expense reports by employees of the Employer.

8.     Relocation

        The location at which the Executive shall normally be required to attend for the purposes of performing her employment duties shall not, without the prior consent of the Executive, be located more than 25 kilometers outside the Municipality of Metropolitan Toronto, except that this provision shall not be taken to limit the obligation of the Executive to undertake such reasonable business travel from time to time as is concomitant with the duties and office of the Executive.

9.     Termination

  (a)
  The Corporation may terminate the employment of the Executive without notice or any payment in lieu of notice for cause which, without limiting the generality of the foregoing, shall include:

  (i)
  the conviction of the Executive for a criminal offence involving fraud or dishonesty;

  (ii)
  the receipt by or on behalf of the Executive or any member of the Executive's immediate family of any personal profit arising out of or in connection with a transaction to which the Corporation is a party without making disclosure to and obtaining the prior written consent of the Corporation;

  (iii)
  the failure by the Executive to honor the Executive's fiduciary duties to the Corporation, including the duty to act in the best interests of the Corporation; or

  (iv)
  the failure by the Executive to follow the direct written instructions of the President & Chief Executive Officer of the Corporation, provided that such instructions are not contrary to applicable law or generally accepted moral standards of business conduct.

  (b)
  This Agreement may be immediately terminated by the Corporation by notice to the Executive if the Executive becomes permanently disabled. The Executive shall be deemed to have become permanently disabled if in any year during the employment period, because of ill health, physical or mental disability, or for other causes beyond the control of the Executive, the Executive has been continuously unable or unwilling or has failed to perform Executive's duties for 120 consecutive days, or if, during any year of the employment period, the Executive has been unable or unwilling or has failed to perform the Executive's duties for a total of 180 days, consecutive or not. The term "any year of the employment period" means any period of 12 consecutive months during the employment period. This Agreement shall terminate automatically without notice upon the death of the Executive.

  (c)
  The Executive may terminate the Executive's employment by the Corporation at any time upon giving 60 days' written notice to the Corporation. In such event, the Executive shall be entitled to be paid the then applicable annual base salary for the period worked.

10.   Severance Payments

  (a)
  Upon termination of the Executive's employment (i) for cause as described in Section 9(a); or (ii) by the voluntary termination of employment of the Executive, the Executive shall not be entitled to any severance payment other than compensation earned by the Executive before the date of termination calculated pro rata up to and including the date of termination together with any amount to which the Executive is entitled under the Employment Standards Act (Ontario), as amended and in force from time to time.

  (b)
  If the Executive's employment is terminated without notice by the Corporation for any reason other than as described in Section 9(a), or if the responsibilities of the Senior Vice-President and President, Memory Division of the Corporation are reduced in a manner that constitutes constructive dismissal, the Executive shall be entitled to receive for 36 months following the date of termination the Executive's salary at a per-month rate equal to the aggregate of (i) the then applicable monthly base salary rate and (ii) the aggregate of the Executive's annual bonuses for the three fiscal years preceding the year in which the termination occurs, divided by 36 (or such lesser number of months during such period during which the Executive was employed by the Corporation), provided that such entitlement shall be reduced by 50% of the Executive's earnings from any other position or employment obtained by the Executive ("Replacement Earnings") during the first six months following the date of termination, 75% of any Replacement Earnings during the seventh to 24th month following the date of termination, and 100% of any Replacement Earnings during the 25th to 36th month following the date of termination. In addition, if the Executive's employment is terminated without notice by the Corporation for any reason other than as described in Section 9(a), or if the responsibilities of the Senior Vice-President and President, Memory Division of the Corporation are reduced in a manner that constitutes constructive dismissal, then in such circumstances the Executive shall be entitled to a cash payment in an amount equal to the then estimated net present value (as by the President & Chief Executive Officer, acting reasonably, assuming that the Executive would be employed by the Corporation for the ensuing 24 months and using as a discount rate the Corporation's cost of funds under its principal bank working capita1 credit lines) of 24 months' of the following non-monetary employee benefits to which the Executive is then entitled: including hospitalization, supplemental health, group life, dental, special care for children, employee assistance, medical/surgical, vision and hearing benefits. The payment described in this Section 10(b) is the only severance payment or payment in lieu of notice that the Executive will receive in the event of the termination of this Agreement for reasons contemplated in this Section 10(b).

11.   Confidentiality

        The Executive acknowledges and agrees that:

  (a)
  in the course of performing the Executive's duties and responsibilities as an officer of the Corporation, the Executive has had and will be entrusted with detailed confidential information and trade secrets (printed or otherwise) concerning past, present, future and contemplated products, services, operations and marketing techniques and procedures of the Corporation and its subsidiaries, including, without limitation, business plans, inventions, pending and undisclosed patents and patent applications, proprietary business methods and proprietary manufacturing operations, proprietary product and proprietary manufacturing information, know how, and information relating to addresses, preferences, needs and requirements of past, present and prospective clients, customers, suppliers and employees of the Corporation and its subsidiaries (collectively, "Trade Secrets"), the disclosure of any of which to competitors of the Corporation or to the general public, or the use of same by the Executive or any competitor of the Corporation or any of its subsidiaries, would be highly detrimental to the interests of the Corporation;

  (b)
  in the course of performing the Executive's duties and responsibilities for the Corporation, the Executive has been and will continue in the future to be a representative of the Corporation to its customers, clients and suppliers and as such has had and will continue to the future to have significant responsibility for maintaining and enhancing the goodwill of the Corporation with such customers, clients and suppliers and would not have, except by virtue of the Executive's employment with the Corporation, developed a close and direct relationship with the customers, clients and suppliers of the Corporation;

  (c)
  the Executive, as an officer of the Corporation, owes fiduciary duties to the Corporation, including the duty to act in the best interests of the Corporation; and

  (d)
  the right to maintain the confidentiality of the Trade Secrets, the right to preserve the goodwill of the Corporation and the right to the benefit of any relationships that have developed between the Executive and the customers, clients and suppliers of the Corporation by virtue of the Executive's employment with the Corporation constitute rights of the Corporation, that the Corporation is entitled to protect.

    In acknowledgment of the matters described above and in consideration of the payments to be received by the Executive pursuant to this Agreement, the Executive hereby agrees that the Executive will not, during the term of the Executive's employment with the Corporation and for two years from the date such employment terminates, directly or indirectly disclose to any person or in any way make use of (other than for the benefit of the Corporation), in any manner, any of the Trade Secrets, provided that such Trade Secrets shall be deemed not to include information that is or becomes generally available to the public other than as a result of disclosure by the Executive.

12.   Non-Solicitation

        The Executive hereby agrees that the Executive will not, during the term of the Executive's employment with the Corporation and for two years from the date such employment terminates, be a party to or abet any solicitation of customers, clients, or suppliers of the Corporation or any of its subsidiaries, to transfer business from the Corporation or any of its subsidiaries or affiliates to any other person, or seek in any way to persuade or entice any employee of the Corporation or any of its subsidiaries to leave that employment or to be a party to or abet any such action.

13.   Disclosure

        During the employment period, the Executive shall promptly disclose to the Board of Directors full information concerning any interest, direct or indirect, of the Executive (as owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise)

or any member of the Executive's immediate family in any business that is known to the Executive to purchase or otherwise obtain services or products from, or to sell or otherwise provide services or products to the Corporation.

14.   Non-Competition

        The Executive covenants and agrees with the Corporation that the Executive will not, during the term of the Executive's employment with the Corporation and for two years from the date such employment terminates, either individually or in partnership or jointly or in conjunction with any person or persons, firm, association, syndicate, company or corporation, as principal, agent, shareholder (unless passive investor) or in any other manner whatsoever, be involved with any business that is in competition with the business of the Corporation including but not limited to businesses with power systems, memory systems, electronic card assemblies, OEM contract manufacturing competing with those produced by (or services provided by) the Corporation. During the same time period, the Executive will not carry on or be engaged in or concerned with or interested in, or advise, lend money to, guarantee the debts or obligations of, or permit the Executive's name or any part thereof to be used or employed by or associated with, any person or persons, firm association, syndicate, company or corporation in any business within Canada or the United States that is involved in any similar business in which the Corporation is involved during the course of the Executive's employment.

15.   Return of Materials

        All files, forms, brochures, books, materials, written correspondence, memoranda, documents, manuals, computer disks, software products and lists (including lists of customers, suppliers, products and prices) pertaining to the business of the Corporation or any of its subsidiaries and associates that may come into the possession or control of the Executive shall at all times remain the property of the Corporation or such subsidiary or associate, as the case may be. On termination of the Executive's's employment for any reason, the Executive agrees to deliver promptly to the Corporation all such property of the Corporation in the possession of the Executive or directly or indirectly under the control to the Executive. The Executive agrees not to make for the Executive's personal or business use or that of any other party, reproductions or copies of any such property or other property of the Corporation.

16.   Governing Law

        The Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

17.   Severability

        If any provision of the Agreement, including the breadth or scope of such provision, shall be held by any court of competent jurisdiction to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions, or part thereof, of this Agreement and such remaining provisions, or part thereof, shall remain enforceable and binding.

18.   Enforceability

        The Executive hereby confirms and agrees that the covenants and restrictions pertaining to the Executive contained in this Agreement, including, without limitation, those contained in Sections 11, 12 and 14, are reasonable and valid and hereby further acknowledge and agrees that the Corporation would suffer irreparable injury in the event of any breach by the Executive of the Executive's obligations under any such covenant or restriction. Accordingly, the Executive hereby acknowledges and agrees that damages would be an inadequate remedy at law in connection with any such breach and that the Corporation shall therefore be entitled, in lieu of any action for damages, temporary and permanent injunctive relief enjoining and restraining the Executive from any such breach.

19.   No Assignment

        The Executive may not assign, pledge or encumber the Executive's interest in this Agreement nor assign any of the rights or duties of the Executive under this Agreement without the prior written consent of the Corporation.

20.   Successors

        This Agreement shall be binding on and enure to the benefit of the successors and assigns the Corporation and the heirs, executors, personal legal representatives and permitted assigns of the Executive.

21.   Notices

        Any notice or other communication required or permitted to be given hereunder shall be in writing and either delivered by hand or sent by facsimile. If delivery by hand or by facsimile, notice shall be deemed to have been received at the time it is delivered or received. Notices shall be addressed as follows:

  (a)
  If to the Corporation:

    Celestica, Inc.
    844 Don Mills Road
    North York, Ontario
    M3C 1V7

    Attention: President and Chief Executive Officer
    Fax: (416) 448-4758

  (b)
  If to the Executive:

    Lisa Colnett
    80 Cameron Crescent
    Toronto, Ontario
    M4G 2A3

22.   Legal Advice

        The Executive hereby represents and warrants to the Corporation and acknowledges and agrees that the Executive had the opportunity to seek and was not prevented nor discouraged by the Corporation from seeking independent legal advice prior to the execution and delivery of this Agreement and that, in the event that the Executive did not avail herself of that opportunity prior to signing this Agreement, the Executive did so voluntarily without any undue pressure and agrees that the Executive's failure to obtain independent legal advice shall not be used by the Executive as a defence to the enforcement of the Executive's obligations under this Agreement. The Corporation agrees to reimburse the Executive for the reasonable legal fees incurred by the Executive in obtaining such legal advice.

        IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of the date first above written.

CELESTICA INC.
		by:	/s/ E. POLISTUK E. Polistuk 12/23/96

SIGNED, SEALED and DELIVERED in the presence of /s/ DAN SHEA witness: Dan Shea 12/23/96	) ) ) ) ) )	/s/ LISA COLNETT Lisa Colnett Dec. 23, 1996

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EMPLOYMENT AGREEMENT